Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Anthony Angelini, President and CEO

(763) 553-9300

ZOMAX RECEIVES SEC ‘WELLS NOTICE’

MINNEAPOLIS, MN…February 5, 2004…Zomax Incorporated (Nasdaq: ZOMX) said today it has received a “Wells Notice” from the staff of the Chicago Regional Office of the Securities and Exchange Commission (the “SEC”) indicating their intention to recommend to the SEC that a civil enforcement action be commenced against the Company and certain of its current and former officers.  The notice alleges violations regarding false and misleading forward looking statements made to the public and in a quarterly report in the year 2000.  The staff also indicated its intention to recommend a civil enforcement action be commenced against certain current and former officers regarding alleged insider trading violations during the same time period. Zomax and the current and former officers believe they have complied with all applicable rules and regulations.

Since this matter is subject to potential litigation, neither the Company nor its employees will be commenting on this matter until the final determination to commence or decline an enforcement action is made by the SEC.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include “front-end” customer contact and ecommerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 12 facilities across the United States, Canada, Mexico, and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.

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